Dear ESOP Participant,

As our July 1 Special Meeting of Shareholders approaches, we want you to have all the information you need to make the decision to vote your shares in favor of the merger with Highwoods. Your Board of Directors continues to believe this merger serves the best interests of all shareholders, including ESOP participants.

There are four key reasons to vote for the merger:

1. Superior value for your J.C. Nichols shares, now
2. Highwoods is the best partner, with a strong record of delivering shareholder value
3. Highwoods is the best and only offer
4. Highwoods is committed to Kansas City

Our first letter to you explained these points in detail. Since then, there have been two new developments you should be aware of.

First, we are very pleased to inform you that the Trustee has now agreed to permit you to choose the percentage of your J.C. Nichols shares for which you would like to receive cash for in the Highwoods transaction. You should have received a cash election form that you must use to register your choice. If you have not received this form, please call Bill Bell at (816) 960-6240 to request one immediately.

Second, on June 16, Columbia Financial Advisors. informed the Company that it had timely completed its analysis of Nichols as of 12/31/97 and valued the Company for ESOP purposes at $65 per share. As you know, this valuation is conducted annually solely for Plan administration purposes. The Trustee has acknowledged to the Company that Columbia is a highly qualified financial firm and is totally independent. Because Columbia's conclusions affirm the fairness of the merger price, we see no reason for the Trust to spend an additional $125,000 of your money - - beyond the $1.2 million of Trust expenses already incurred over the last year -- on yet another opinion from Duff and Phelps. That is one reason why we have not agreed to provide unprecedented and unlimited indemnification for Duff and Phelps.

We believe the question you must decide is very simple: do you want the superior value of the Highwoods offer paid to you by August 31, or do you want to wait for an uncertain future? In our view, the Highwoods offer serves your best interests. We hope you will agree.

Following are the answers to additional questions received from many of you since our last

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mailing. We hope they will be helpful as you reach your decision.

         1. I am still confused about how much cash I can receive. Am I guaranteed to receive 40% cash no matter what happens?

Assuming you and all other shareholders make the cash election, you are guaranteed to receive 40% in cash of what you will get for your J. C. Nichols shares. Based on current information, you are likely to receive more than 40% cash, but we cannot predict how much more. Please note that in order to receive at least 40% cash, you must elect to receive cash for 100% of your shares on your cash election form.

Also, it is important to understand that if you want only cash, but you do receive some Highwoods stock, any stock broker can easily and quickly sell that stock in the stock market once you receive the shares from the Trust.

         2. May I elect whether my ESOP account will receive cash or Highwoods stock in the Highwoods merger?

Yes. The Company has finally convinced the Trustee to give you the right to decide. You should have received a yellow Cash Election Form to use to make this election. Please call Bill Bell at (816) 960-6240 if you have not yet received the Form.

         3. When will I get my money?

Highwoods has and will take every possible step necessary to terminate the Trust and distribute assets as quickly as possible. We are confident that the Trustee will cooperatie and that you will receive the proceeds from your account by August 31, 1998.

         4. Does Highwoods have to issue more stock to give to those who elect to receive it? Will that have a negative impact on the price of Highwoods?

Highwoods will issue more shares of its stock. Highwoods does not believe that should have any adverse impact on its stock price because it will only happen after the merger closes. Then, J.C. Nichols= underlying value will be added to Highwoods= which the market will factor into the pricing of Highwoods stock.

         5. Has the Trustee issued an opinion on the merger?

Since the proxy became public, the Trustee has not issued an opinion on the merger. The Board of Directors, representing the interests of all shareholders, continues to believe the merger is in their best interests. That includes ESOP participants. We are confident that the Trustee will agree, particularly now that it has rejected the notion of exercising appraisal rights.
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         6. Can the Trustee override my vote on the merger:

No. In our view, the law requires the Trustee to vote your shares in accordance with your instructions.

         7. If I receive stock, can I roll that over into an IRA, 401K, etc.?

Yes. Both cash and stock can be rolled over into an IRA, 401K, or similar tax qualified retirement plan.

         8. If the Highwoods merger is approved, will all ESOP accounts be fully vested?

On May 27, 1998, the J.C. Nichols board of directors, at the request of Highwoods, resolved to terminate the ESOP if the Highwoods merger closes. This means that all ESOP account balances in existence on that date will become fully vested if the Highwoods merger closes. However, any unvested portion of an account that was forfeited prior to that time must remain forfeited and may not be restored.

         9. I understand the Trust will need to use some of its assets for payment of debt. How many shares does this involve?

Approximately 11% of the Trust assets will be needed to pay Trust debt.

         10. Why is the Trust in debt?

The Trust borrowed to pay 1997 distributions in cash. The stock that was for the participants who received distribution is still in the Trust and must be allocated to all remaining participants for voting purposes. This debt must be paid regardless of whether the Highwoods merger is approved. This debt has not adversely affected your ESOP benefit.

         11. Has the Trustee incurred expenses that will be deducted from my account?

Yes. The Trustee has indicated that they have incurred expenses in excess of $1.2 million.

         12. Why am I receiving so many forms and what do I do with them?

Each form has a specific purpose. Also, you have been receiving more than one copy of the same form. This is simply to assure that you have that form available when you decide to fill it out and send it in.

These are the only two forms you need and you only need to send in one of each:
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                  a. Blue Voting Instruction Form
                  Direct INTRUST to vote your shares.
                  This form must be received by INTRUST by noon, June 30, 1998.

                  b. Yellow Cash Election Form
                  Indicate the percentage of your ESOP shares for which you would like to receive cash. It must be received by William M. Mercer, Incorporated on or before 10:00 a.m. June 23, 1998.

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We hope the answers to these questions will help you decide to instruct the ESOP
Trustee to vote your shares in favor of the merger. Please fill out and send in your Voting Instruction Form today.

Thank you for your support.